Exhibit 99.1

For Immediate Release

Media Contact

Jonathan Kennedy

Interim Chief Financial Officer

Intersil Corporation

Tel: (408) 546-3399

e-mail: investor@intersil.com

Intersil Announces the Resignation of David Zinsner, Chief Financial Officer

MILPITAS, CA, December 3, 2008 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high-performance analog semiconductors, today announced that David Zinsner has resigned from his position as Sr. Vice President and Chief Financial Officer to pursue another opportunity. Effective immediately, Jonathan Kennedy has been appointed interim Chief Financial Officer.

Mr. Kennedy joined Intersil in 2004 as Director of Finance, and became Intersil’s Corporate Controller in 2005. Prior to joining Intersil, Mr. Kennedy held management roles in Finance and IT with Alcon Inc. and Harris Corporation. He holds a Bachelor of Science degree in Business Administration and a Master of Science degree in Accounting from the University of Central Florida. Mr. Kennedy also is a Certified Public Accountant.

“I would like to thank Dave for his contributions to Intersil over the past nine years,” said Dave Bell, Intersil President and Chief Executive Officer. “We wish Dave all the best as he pursues a new career opportunity.”

“As Corporate Controller, Jonathan Kennedy has worked very closely with Dave Zinsner during the past several years, so I expect a smooth transition of responsibilities as Dave departs from Intersil,” stated Dave Bell.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.